Exhibit 99

[Citi logo]

                                                                       Citibank (South Dakota), N.A.
                                                                       701 East 60th Street, North
                             Sioux Falls, SD 57117

March 17, 2009

Deutsche Bank Trust Company Americas,
   as Trustee
Corporate Trust & Agency Services--Structured Finance Services
60 Wall Street
New York, New York 10005

Re:       Citibank Credit Card Master Trust I
Notice Regarding Principal Receivables Discount

Ladies and Gentlemen:

Reference is hereby made to (a) the Amended and Restated Pooling and Servicing Agreement, dated as of October 5, 2001 (as amended through the date hereof, the “Pooling and Servicing Agreement”), between Citibank (South Dakota), National Association, as Seller, Servicer and successor by merger to Citibank (Nevada), National Association, as Seller, and Deutsche Bank Trust Company Americas, as Trustee, relating to Citibank Credit Card Master Trust I  (the “Trust”) and (b) the Indenture dated as of September 26, 2000 (as amended or supplemented through the date hereof, the “Indenture”), between Citibank Credit Card Issuance Trust and Deutsche Bank Trust Company Americas, as Trustee.  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement or the Indenture, as applicable.

In accordance with the definition of the term “Principal Receivables Discount” in the Pooling and Servicing Agreement, the Seller hereby notifies the Trustee as follows:

Beginning with the March 2009 Due Period (the “Initiation Date”), the Principal Receivables Discount applicable to all principal Receivables in the Accounts designated to the Trust will be a dynamic discount percentage ranging from zero to 3.00% based on the level of Surplus Finance Charge Collections determined as follows:

1.
On and after the Initiation Date, the Principal Receivables Discount will be 1.00% until either (1) three-month moving average Surplus Finance Charge Collections are less than 3.51% (the “Floor”) for any Due Period or (2) three-month moving average Surplus Finance Charge Collections are in excess of 7.00% (the “Ceiling”) for three consecutive Due Periods.

2.
If three-month moving average Surplus Finance Charge Collections are less than the Floor for any Due Period commencing after the Initiation Date, the Principal Receivables Discount will increase by 1.00% for the immediately succeeding Due Period and will increase by a further 1.00% for each subsequent Due Period that three-month moving average Surplus Finance Charge Collections are less than the Floor; provided, however, in no event will the Principal Receivables Discount be greater than 3.00% for any Due Period.

3.
If three-month moving average Surplus Finance Charge Collections are above the Ceiling for any three consecutive Due Periods commencing after the Initiation Date, the Principal Receivables Discount will decrease by 1.00% for the first Due Period immediately succeeding the third such consecutive Due Period and will decrease by a further 1.00% (but not below zero) for each subsequent time that three-month moving average Surplus Finance Charge Collections are above the Ceiling for three consecutive Due Periods.

The Principal Receivables Discount for each Due Period will be disclosed in the related Issuer's Report.

The dynamic discounting methodology described above will remain in effect until the later of (1) the first Due Period in which the dynamic discount percentage reaches zero and (2) the first Due Period in 2010 (the “Termination Date”). The Seller will notify the Trustee in writing of the occurrence of the Termination Date.

 Sincerely,

 CITIBANK (SOUTH DAKOTA),
NATIONAL ASSOCIATION,
as Seller

By:  /s/ Douglas C. Morrison
       ---------------------------------------
Douglas C. Morrison
     Vice President